Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 28, 2011
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated January 28, 2011, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 28, 2011 to review preliminary fourth quarter and full year 2010 financial results and 2011 outlook.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 866-318-8613 (or 1-617-399-5132 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Controller Bob Shanks, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Chief Financial Officer Mike Seneski will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-318-8619 (or 1-617-399-5138 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 2:00 p.m. the day of the event through Friday, February 4, 2011 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 32314321; the passcode for replays of the fixed income call is 46401200.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are these same measures including special items and/or without adjustments.  We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents and net marketable securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash.  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
January 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 28, 2011	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated January 28, 2011

Exhibit 99.1

Contact:	Media: John Stoll 1.313.594.1106 jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE
FORD REPORTS 2010 FULL YEAR NET INCOME OF $6.6 BILLION;
FOURTH QUARTER NET INCOME OF $190 MILLION+

•	Full year net income was $6.6 billion, or $1.66 per share, a $3.8 billion increase from a year ago. Pre-tax operating profit was $8.3 billion, an increase of $8.3 billion from a year ago.

•
Fourth quarter net income was $190 million, or 5 cents per share, a decrease of $696 million from a year ago. Net income was negatively impacted by a previously disclosed $960 million charge for completion of debt conversion offers in the quarter that reduced outstanding Automotive debt by over $1.9 billion.

•
Fourth quarter pre-tax operating profit was $1.3 billion, or 30 cents per share, a decrease of $322 million from a year ago. Ford now has posted a pre-tax operating profit for six consecutive quarters.

•	Automotive pre-tax operating profit was $741 million for the fourth quarter and $5.3 billion for the full year, an improvement of $7.2 billion from full year 2009.

•	Ford Credit reported a pre-tax operating profit of $572 million for the fourth quarter and $3.1 billion for the full year, an increase of $1.1 billion from full year 2009.

•	Revenue was $32.5 billion in the fourth quarter and $120.9 billion for the full year, an increase of $17 billion from full year 2009, excluding Volvo from 2009.

•
Ford continued to reduce Automotive debt with an additional $7.3 billion of actions taken in the fourth quarter, including $2.5 billion of newly announced reductions. For the full year, Ford reduced Automotive debt by $14.5 billion, or 43 percent, which will lower annualized interest expense by more than $1 billion.

•	Ford ended 2010 with Automotive gross cash exceeding debt by $1.4 billion, an improvement of $10.1 billion from year end 2009. Ford ended 2010 with $20.5 billion of Automotive gross cash.

•	Ford generated positive Automotive operating-related cash flow of $1 billion in the fourth quarter and $4.4 billion in 2010, an improvement of $5.2 billion from full year 2009.

•	Ford plans to deliver continued improvement in pre-tax operating profit and Automotive operating-related cash flow in 2011.

Financial Results Summary+	Fourth Quarter			Full Year
	2009	2010	B /(W) 2009	2009	2010	B /(W) 2009

Wholesales (000) ++	1,448	1,389	(59)	4,866	5,313	447
- Memo: Excl. Volvo in 2009 (000)			41			771
Revenue (Bils.) ++	$34.8	$32.5	$(2.3)	$116.3	$120.9	$4.6
- Memo: Excl. Volvo in 2009 (Bils.)			1.6			17.0

Operating results
Pre-tax results (Mils.) ++	$1,615	$1,293	$(322)	$38	$8,300	$8,262
After-tax results (Mils.) +++	1,579	1,201	(378)	19	7,578	7,559
Earnings per share +++	0.43	0.30	(0.13)	0.01	1.91	1.90

Special items pre-tax (Mils.)	$(707)	$(1,013)	$(306)	$2,561	$(1,151)	$(3,712)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$886	$190	$(696)	$2,717	$6,561	$3,844
Earnings per share	0.25	0.05	(0.20)	0.86	1.66	0.80

Automotive gross cash (Bils.)	$24.9	$20.5	$(4.4)	$24.9	$20.5	$(4.4)
Net cash / (debt) (Bils.)	(8.7)	1.4	10.1	(8.7)	1.4	10.1

See end notes on page 11.

DEARBORN, Mich., Jan. 28, 2011 – Ford Motor Company [NYSE: F] today reported 2010 full year net income of $6.6 billion, or $1.66 per share, an increase of $3.8 billion, or 80 cents per share, from 2009. This was Ford’s highest net income in more than 10 years, as strong products and new investments fueled improvements in all of the company’s business operations around the world.

“Our 2010 results exceeded our expectations, accelerating our transition from fixing the business fundamentals to delivering profitable growth for all,” said Alan Mulally, Ford president and CEO.  “We are investing in an unprecedented amount of products, technology and growth in all regions of the world.”

Full year 2010 pre-tax operating profit was $8.3 billion, or $1.91 per share, an increase of $8.3 billion, or $1.90 per share, from a year ago. This increase reflects a profit in each Automotive segment led by strong performance in North America, reflecting primarily favorable volume and mix as well as favorable net pricing.  Ford Credit’s strong profit also contributed significantly to Ford’s full year performance.

Ford made significant progress in strengthening its balance sheet, reducing Automotive debt by $14.5 billion in 2010, a 43 percent reduction. These actions will lower annualized interest expense by more than $1 billion. Ford finished the year with Automotive gross cash exceeding debt by $1.4 billion. Fourth quarter actions reduced Automotive debt by $7.3 billion, including $2.5 billion of newly announced debt reductions to pay down Ford’s revolving credit facility and term loans.

Ford reported fourth quarter net income of $190 million, or 5 cents per share, a decrease of $696 million, or 20 cents per share, from the fourth quarter of 2009. This includes the negative impact of special items of $1 billion, primarily associated with a previously disclosed $960 million charge related to the completion of debt conversion offers that reduced outstanding Automotive debt by over $1.9 billion.

Ford earned a pre-tax operating profit of $1.3 billion, or 30 cents per share, in the fourth quarter, marking the sixth consecutive quarter of pre-tax operating profit. This is a decrease of $322 million, or 13 cents per share, from the fourth quarter of 2009.

Fourth quarter Automotive pre-tax operating profit was $741 million, a decrease of $173 million from a year ago.  Fourth quarter Financial Services pre-tax operating profit was $552 million, a decrease of $149 million from a year ago, which includes a pre-tax operating profit of $572 million for Ford Credit.

North America posted a fourth quarter pre-tax operating profit of $670 million, a $59 million increase compared with 2009. Full year North America pre-tax operating profit was $5.4 billion, an improvement of more than $6 billion from a year ago.  South America, Europe and Asia Pacific Africa also reported full year pre-tax operating profits for 2010.

As a result of Ford’s 2010 financial performance, the company will pay profit sharing to approximately 40,600 eligible U.S. hourly employees. The average amount is expected to be approximately $5,000 per eligible full-time employee.

Ford’s fourth quarter worldwide revenue was $32.5 billion, an increase of $1.6 billion compared with the same period a year ago, excluding Volvo from 2009. Ford reported full year revenue of $120.9 billion, an increase of $17 billion from a year ago, excluding Volvo from 2009.

Ford generated positive Automotive operating-related cash flow of $1 billion in the fourth quarter and $4.4 billion in the full year, an improvement of $5.2 billion from full year 2009.

Ford finished the year with Automotive gross cash of $20.5 billion and total Automotive debt of $19.1 billion. Automotive gross cash was down $3.3 billion from the end of the third quarter as a result of significant debt reduction actions. As of Dec. 31, 2010, total Automotive liquidity was $27.9 billion, including available credit lines.

“The progress that we made improving our core Automotive business has allowed us to strengthen significantly the balance sheet in 2010, and this will remain a key area of focus for us in 2011,” said Lewis Booth, Ford executive vice president and chief financial officer. “We continue to manage the business for long term profitable growth.”

FOURTH QUARTER AND FULL YEAR 2010 HIGHLIGHTS

•	Announced $850 million in future investments for Michigan-based engineering and manufacturing, leading to 1,200 jobs through 2013
•	Announced $600 million investment in Louisville Assembly and additional 1,800 jobs
•	Announced $630 million investment in Kocaeli, Turkey for future Transit production
•	Launched 2011 F-150 lineup with completely new fuel-efficient engines
•	Unveiled all-new global Ford Ranger at the Australian International Motor Show
•	2011 Explorer awarded North American Truck of the Year at the North American International Auto Show
•	New Figo won Society of India Auto Manufacturers’ 2011 Indian Car of the Year
•	The redesigned Explorer and new Fiesta earned IIHS Top Safety Picks in the U.S.; C-MAX and Grand C-MAX earned Euro NCAP five-star safety ratings
•
Increased U.S. sales 15 percent in the fourth quarter. For the full year, Ford had the first back-to-back market share increase since 1993, and the largest sales percentage increase of any full-line automaker

•	Ford of Canada reported an 11 percent sales increase in the fourth quarter, leading Ford of Canada to finish 2010 as best-selling automaker for the first time in more than 50 years
•	Ford Brazil sales increased 24 percent in the fourth quarter, leading to a market share gain of three-tenths of a point
•
European market share fell in the fourth quarter and full year as a result of Ford's decision to reduce participation selectively in low-margin business, as well as the end of the favorable effect of scrappage programs on its small car sales

•	Sales increased 35 percent in Asia Pacific and Africa in the fourth quarter. In 2010, the region reported record full year sales in China and India, with 32 and 168 percent increases respectively

AUTOMOTIVE SECTOR

Automotive Sector*	Fourth Quarter			Full Year
	2009	2010	B /(W) 2009	2009	2010	B /(W) 2009

Wholesales (000)	1,448	1,389	(59)	4,866	5,313	447
- Memo: Excl. Volvo in 2009 (000)			41			771
Revenue (Bils.)	$32.0	$30.3	$(1.7)	$103.9	$111.2	$7.3
- Memo: Excl. Volvo in 2009 (Bils.)			2.2			19.7
Pre-tax results (Mils.)	$914	$741	$(173)	$(1,857)	$5,297	$7,154

*	Excludes special items; 2010 wholesales, revenues, and operating results exclude Volvo, which is reported as a special item; 2009 results include Volvo unless otherwise noted

Total Automotive pre-tax operating profit in the fourth quarter was $741 million, a decrease of $173 million from a year ago. The decrease is more than explained by higher structural and commodity costs, aligned with guidance, as well as unfavorable volume and mix. This was offset partially by favorable net pricing. The higher structural costs, which include manufacturing, engineering, and advertising costs, largely supported product launches and growth of product plans.

Full year pre-tax operating profit was $5.3 billion, an improvement of $7.2 billion compared with a year ago, led by strong performance in North America. Each of the Automotive segments was profitable and also improved compared with a year ago.

Total vehicle wholesales in the fourth quarter were 1.4 million units, up 41,000 units from a year ago, excluding Volvo from 2009. The increase was explained primarily by higher wholesales in Asia Pacific Africa, offset partially by lower wholesales in Europe. Full year total vehicle wholesales were 5.3 million units, up 771,000 units, excluding Volvo from 2009.

Total Automotive revenue in the fourth quarter was $30.3 billion, up $2.2 billion from a year ago, excluding Volvo from 2009. Full year total Automotive revenue was $111.2 billion, up $19.7 billion from a year ago, excluding Volvo from 2009.

North America: In the fourth quarter, North America reported a pre-tax operating profit of $670 million, compared with a profit of $611 million a year ago. The increase reflects favorable net pricing, higher industry volume, favorable mix, market share improvements, and favorable exchange. These were offset partially by the non-recurrence of prior-year stock increases, higher structural costs to support product launches and growth, higher commodity costs and costs associated with the recently announced Windstar field service actions. Fourth quarter revenue was $17.2 billion, up from $15.6 billion a year ago.

For the full year, North America reported a pre-tax operating profit of $5.4 billion, compared with a loss of $639 million a year ago.  The improvement primarily reflects favorable volume and mix, net pricing, and exchange, offset partially by higher structural costs to support higher volume and product launches.

South America: In the fourth quarter, South America reported a pre-tax operating profit of $281 million, compared with a profit of $369 million a year ago. The decrease was more than explained by higher commodity and structural costs, offset partially by favorable net pricing. Fourth quarter revenue was $2.8 billion, up from $2.6 billion a year ago.

For the full year, South America reported a pre-tax operating profit of $1 billion, compared with a profit of $765 million a year ago. The increase was more than explained by favorable net pricing, exchange, and mix, offset partially by higher commodity and structural costs.

Europe: In the fourth quarter, Europe reported a pre-tax operating loss of $51 million, compared with a profit of $253 million a year ago. The decline was more than explained by lower market share, higher structural costs to support product launches, higher commodity costs, and lower industry volume, offset partially by favorable exchange and mix. The lower market share primarily reflects Ford’s decision to reduce participation selectively in low-margin business, as well as the end of the favorable effect of scrappage programs on its small car sales. Fourth quarter revenue was $8.1 billion, down from $8.2 billion a year ago.

Compared to Ford's most recent guidance for Europe, the fourth quarter result was lower than expected, reflecting primarily lower market share driven by actions to maintain margins.

For the full year, Ford Europe reported a pre-tax operating profit of $182 million, compared with a loss of $144 million a year ago.  The improvement primarily reflects the non-recurrence of prior-year stock reductions, lower material and warranty costs, higher parts and services profits, and favorable mix.  This was offset partially by lower market share and higher structural costs.

Asia Pacific Africa: In the fourth quarter, Asia Pacific Africa reported a pre-tax operating profit of $23 million, compared with a profit of $16 million a year ago. The increase is more than explained by higher volume, offset partially by unfavorable mix. Fourth quarter revenue, which excludes sales at unconsolidated China joint ventures, was $2.2 billion, up from $1.7 billion a year ago.

For the full year, Asia Pacific Africa reported a pre-tax operating profit of $189 million, compared with a loss of $86 million a year ago.  The improvement primarily reflects higher volume, and lower material, freight and warranty costs, offset partially by higher structural costs to support investment in Ford’s product and growth plans, and unfavorable mix.

Other Automotive: The fourth quarter Other Automotive loss was $182 million, compared with a loss of $295 million a year ago.  This improvement primarily reflects favorable fair market value adjustments related primarily to our investment in Mazda and lower net interest expense.

FINANCIAL SERVICES SECTOR

Financial Services Sector*	Fourth Quarter			Full Year
	2009	2010	B /(W) 2009	2009	2010	B /(W) 2009

Revenue (Bils.)	$2.8	$2.2	$(0.6)	$12.4	$9.7	$(2.7)
Ford Credit pre-tax results (Mils.)	$714	$572	$(142)	$2,001	$3,054	$1,053
Other Financial Services pre-tax results (Mils.)	(13)	(20)	(7)	(106)	(51)	55
Financial Services pre-tax results (Mils.)	$701	$552	$(149)	$1,895	$3,003	$1,108

*	Excludes special items

For the fourth quarter, the Financial Services sector reported a pre-tax operating profit of $552 million, a decline of $149 million compared with a year ago.

Ford Motor Credit Company: In the fourth quarter, Ford Credit reported a pre-tax operating profit of $572 million, compared with a profit of $714 million a year ago. The decrease reflects lower volume and the non-recurrence of lower lease depreciation expense related to lower gains as fewer leases terminated and the vehicles were sold.

For the full year, Ford Credit reported a pre-tax operating profit of $3.1 billion, compared with a profit of $2 billion a year ago.  The increase reflects primarily a lower provision for credit losses and lower depreciation expense for leased vehicles related to higher auction values.  These were offset partially by lower volume and the non-recurrence of net gains related to unhedged currency exposure from intercompany lending.

OUTLOOK 2011

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

Overall, 2010 marked a pivotal year as Ford launched 24 new or redesigned vehicles in key markets around the world, including the redesigned Explorer, the new Fiesta, as well as the redesigned Edge and Lincoln MKX in North America, the redesigned C-MAX and new Grand C-MAX in Europe, and the new Figo in India. The company also announced more than $9 billion in global investments for future growth, including: $4.5 billion in North and South America; $2.9 billion in Europe; and $1.7 billion in Asia Pacific Africa.

The One Ford transformation continues in 2011 as Ford launches the new global Focus in North America, Europe and Asia Pacific Africa, as well as the Focus Electric in North America later in the year. The new global Ranger will hit markets in Asia Pacific Africa and Europe this year, and the company will continue to expand the EcoBoost family of engines by offering it in additional markets and vehicles.

Ford plans to build on its performance in 2010 with continued improvement in 2011 total company pre-tax operating profit and Automotive operating-related cash flow. On a full year basis, Ford expects each of its Automotive operations to be profitable in 2011. In addition, the Automotive operating margin in 2011 is expected to be equal to or improved from 2010.

Ford also expects solid profitability for Ford Credit in 2011, although at a lower level than 2010, reflecting primarily the non-recurrence of lease depreciation expenses and credit loss reserve reductions of the same magnitude as 2010. At year-end 2011, Ford Credit anticipates that managed receivables will be in the range of $80 billion to $85 billion.  Ford Credit is projecting distributions of about $2 billion during 2011.

Ford expects U.S. full year industry volume will be in the range of 13 million to 13.5 million units and, for the 19 markets Ford tracks in Europe in the range of 14.5 million to 15.5 million units, including medium and heavy trucks.

The company expects its full year U.S. total market share and its share of the U.S. retail market as well as European market share to be equal to or improved from 2010.

Full year Automotive structural costs are expected to be higher, as the company increases production to meet demand and makes further investments in new products, technology and growth. Commodity costs also are expected to be higher this year, reflecting increased global demand.

Ford expects capital expenditures in the range of $5 billion to $5.5 billion, as the company continues to invest in its product and growth plans.

“We expect continued improvement in 2011, driven primarily by our growing product strength, a gradually strengthening global economy and an unrelenting focus on improving the competitiveness of all of our operations,” said Mulally. “We are delivering on our commitments to serve our global customers with a best-in-class full family of Ford products and delivering profitable growth for all associated with Ford.”

Ford’s 2010 and 2011 planning assumptions and key metrics include the following:

	2010 Full Year	2010 Full Year	2011 Full Year
	Plan	Results	Plan

Planning Assumptions
Industry volume* -- U.S. (Mils.)	11.5 to 12.5	11.8	13.0 - 13.5
Industry Volume* -- Europe (Mils.)**	13.5 to 14.5	15.3	14.5 - 15.5

Operational Metrics
Compared with prior year
- Quality	Improve	Improved	Improve
- U.S. market share	Equal / Improve	16.4%	Equal / Improve
U.S. retail share of retail market ***	Equal / Improve	14.1%	Equal / Improve
- Europe market share**	Equal	8.4%	Equal / Improve

Financial Metrics
Compared with prior year
- Total Company pre-tax operating profit****	Improve	Improved	Improve
- Automotive structural costs*****	Somewhat Higher	$1.2 Billion Higher	Higher
- Commodity costs	Somewhat Higher	$1 Billion Higher	Higher
- Automotive operating margin****	-	6.1%	Equal / Improve
- Automotive operating-related cash flow (Bils.)	Positive	$4.4	Improve

Absolute amount
- Capital spending (Bils.)	$4.5 to $5.0	$3.9	$5.0 - $5.5

We Plan To Deliver Continued Improvement In Pre-Tax Operating Profit And
Automotive Operating Related Cash Flow In 2011

*	Includes medium and heavy trucks
**	European 19 markets we track
***	Estimate
****	Excludes special items; Automotive operating margin is defined as Automotive pre-tax operating profit, excluding Other Automotive, divided by Automotive revenue
*****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

Ford’s production volumes are shown below:

Production Volumes*	2010				2011
	Fourth Quarter		Full Year		First Quarter Forecast
	Units	O / (U) 2009	Units	O / (U) 2009	Units	O / (U) 2010
	(000)	(000)	(000)	(000)	(000)	(000)

North America	593	19	2,406	542	650	76

South America	122	(2)	476	28	116	6

Europe	397	(60)	1,642	59	442	-

Asia Pacific Africa	236	71	827	253	239	63

Total	1,348	28	5,351	882	1,447	145

*Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary fourth quarter 2010 financial results at 7 a.m. EST today. The following briefings will be conducted after the announcement:

•
At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the 2010 fourth quarter and full year results.

•
At 11 a.m. EST, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and Mike Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, Jan. 28
Earnings Call: 9 a.m. EST
Toll Free: 866.318.8613
International: 617.399.5132
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EST
Toll Free: 866.318.8619
International: 617.399.5138
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Friday, Feb. 4
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 32314321
Fixed Income: 46401200

ABOUT FORD MOTOR COMPANY
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Annual Report on Form 10-K for the year ended December 31, 2010.  The following information applies to the information throughout this release:

•	Pre-tax operating results exclude special items unless otherwise noted.
•
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year  volume and mix.

•
As a result of the sale of Volvo, 2010 results for Volvo are being reported as special items and excluded from wholesales, revenue and operating results; 2009 results include Volvo unless otherwise indicated.

•
As previously disclosed, the accounting standard for variable interest entity consolidation, effective Jan. 1, 2010, required Ford to deconsolidate many of its joint ventures. In addition to 2010 results reflecting this new standard, 2009 results throughout this document have been adjusted to reflect the deconsolidation of many of Ford’s joint ventures.

•
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the January 28, 2011 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
•	Decline in or failure to grow market share;
•	Lower-than-anticipated market acceptance of new or existing products;
•
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	A prolonged disruption of the debt and securitization markets;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to maintain competitive cost structure;
•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Restriction on use of tax attributes from tax law "ownership change;"
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
•
A change in our requirements for parts or materials where we have long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;
•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•
The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), and the rules and regulations promulgated pursuant to it, could impose significant costs on Ford Credit and adversely affect its ability to fund or conduct its business;

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2009 Form 10-K Report.

#  #  #

REVENUE RECONCILIATION TO GAAP

	Fourth Quarter		Full Year
	2009	2010	2009	2010
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

North America	$15.6	$17.2	$49.7	$64.4
South America	2.6	2.8	7.9	9.9
Europe	8.2	8.1	28.3	29.5
Asia Pacific Africa	1.7	2.2	5.6	7.4
Subtotal (excl. Volvo)	$28.1	$30.3	$91.5	$111.2
Volvo	3.9	-	12.4	-
Total Automotive (excl. special items)	$32.0	$30.3	$103.9	$111.2
Special items -- Volvo	-	-	-	8.1
Total Automotive	$32.0	$30.3	$103.9	$119.3
Financial Services	2.8	2.2	12.4	9.7
Total Company	$34.8	$32.5	$116.3	$129.0

Memo:
Total Company (excl. Volvo)	$30.9	$32.5	$103.9	$120.9

NET INCOME / (LOSS) RECONCILIATION TO GAAP

		Fourth Quarter		Full Year
			B /(W)		B /(W)
		2010	2009	2010	2009
		(Mils.)	(Mils.)	(Mils.)	(Mils.)

	Pre-tax results (excl. special items)	$1,293	$(322)	$8,300	$8,262
	Special items*	(1,013)	(306)	(1,151)	(3,712)
	Pre-tax results (incl. special items)	$280	$(628)	$7,149	$4,550
	(Provision for) / Benefit from income taxes	(92)	(62)	(592)	(705)
	Income / (Loss) from continuing operations	$188	$(690)	$6,557	$3,845
	Income / (Loss) from discontinued operations	-	-	-	(5)
	Net income / (loss)	$188	$(690)	$6,557	$3,840
	Less: Income / (Loss) attributable to non-controlling interests	(2)	6	(4)	(4)
	Net income / (loss) attributable to Ford	$190	$(696)	$6,561	$3,844

*	See page 16 for details of special items

INCOME / (LOSS) FROM CONTINUING OPERATIONS

	Fourth Quarter		Full Year
	2009	2010	2009	2010
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$611	$670	$(639)	$5,409
South America	369	281	765	1,010
Europe	253	(51)	(144)	182
Asia Pacific Africa	16	23	(86)	189
Volvo	(40)	-	(662)	-
Other Automotive	(295)	(182)	(1,091)	(1,493)
Total Automotive (excl. special items)	$914	$741	$(1,857)	$5,297
Special items -- Automotive	(707)	(1,013)	2,642	(1,151)
Total Automotive	$207	$(272)	$785	$4,146
Financial Services (excl. special items)	701	552	1,895	3,003
Special items -- Financial Services	-	-	(81)	-
Total Financial Services	$701	$552	$1,814	$3,003
Pre-tax results	$908	$280	$2,599	$7,149
(Provision for) / Benefit from income taxes	(30)	(92)	113	(592)
Income / (Loss) from continuing operations	$878	$188	$2,712	$6,557
Income / (Loss) from discontinued operations	-	-	5	-
Net income / (loss)	$878	$188	$2,717	$6,557
Less: Income / (Loss) attributable to non-controlling interests	(8)	(2)	-	(4)
Net income / (loss) attributable to Ford	$886	$190	$2,717	$6,561

Memo: Excluding special items
Pre-tax results	$1,615	$1,293	$38	$8,300
(Provision for) / Benefit from income taxes	(44)	(94)	(19)	(726)
Less: Income / (Loss) attributable to non-controlling interests	(8)	(2)	-	(4)
After-tax results	$1,579	$1,201	$19	$7,578

SPECIAL ITEMS

		Fourth Quarter		Full Year
		2009	2010	2009	2010
		(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Personnel and Dealer-Related Items
	Personnel-reduction actions	$(169)	$(46)	$(663)	$(164)
	Mercury discontinuation / Other dealer actions	(34)	(49)	(140)	(339)
	Retiree health care and related charges	(360)	(2)	(768)	31
	Job Security Benefits / Other	(296)	(26)	40	24
	Total Personnel and Dealer-Related Items	$(859)	$(123)	$(1,531)	$(448)

	Other Items
	Debt reduction actions (incl. loss on conversion offers)	$-	$(893)	$4,714	$(853)
	Foreign subsidiary liquidations -- foreign currency translation impact	-	-	(281)	(33)
	Sale of Volvo and related charges	134	(1)	(226)	179
	Return on assets held in TAA account	14	-	110	-
	Investment impairments / Other	4	4	(225)	4
	Total Other Items	$152	$(890)	$4,092	$(703)

	Total Special Items	$(707)	$(1,013)	$2,561	$(1,151)

	Memo:
	Special items impact on earnings per share*	$(0.18)	$(0.24)	$0.87	$(0.25)

*	Includes related tax effect on special items and tax special items not detailed above

CALCULATION OF EARNINGS PER SHARE

	Fourth Quarter 2010		Full Year 2010
		After-Tax		After-Tax
	Net Income	Oper. Results	Net Income	Oper. Results
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford	Items*	to Ford	Items*

After-Tax Results (Mils.)
After-tax results	$190	$1,201	$6,561	$7,578
Effect of dilutive 2016 Convertible Notes**	-	36	173	173
Effect of dilutive 2036 Convertible Notes**	-	7	37	37
Effect of dilutive convertible Trust Preferred Securities**	-	46	182	182
Diluted after-tax results	$190	$1,290	$6,953	$7,970

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,573	3,573	3,449	3,449
Net dilutive options and warrants	266	266	217	217
Dilutive 2016 Convertible Notes	-	235	291	291
Dilutive 2036 Convertible Notes	-	42	58	58
Dilutive convertible Trust Preferred Securities	-	163	163	163
Diluted shares	3,839	4,279	4,178	4,178

EPS (Diluted)	$0.05	$0.30	$1.66	$1.91

Our current low effective tax rate is primarily the result of our valuation allowance against deferred tax assets. Sustained levels of profitability are expected to lead to reversal of the majority of our valuation allowance, which could occur as early as the Second Half of 2011. This would lead to a more normalized annual effective tax rate for Full Year 2011 (approaching the U.S. statutory tax rate of 35% for the year) for the purpose of determining operating earnings per share. Reversal of the valuation allowance will not affect our cash tax payments, which should remain low for a number of years.

*	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed on page 16
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP

	Dec. 31,	Sep. 30,	Dec. 31,
	2009	2010	2010
	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$9.7	$9.0	$6.3
Marketable securities*	15.2	14.9	14.2
Total cash and marketable securities	$24.9	$23.9	$20.5

Securities in transit**	-	(0.1)	-
Gross cash	$24.9	$23.8	$20.5

*
Included at December 31, 2010 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $201 million; the estimated fair value of these securities is $203 million.  Also included are Mazda marketable securities with a fair value of $179 million.  For similar datapoints for the other periods listed here, see our prior period SEC reports

**	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	Fourth Quarter		Full Year
	2009	2010	2009	2010
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations*	$3.9	$1.8	$2.9	$6.4

Items included in operating-related cash flows
Capital expenditures	(1.0)	(1.1)	(4.0)	(3.9)
Proceeds from the exercise of stock options	-	0.1	-	0.3
Net cash flows from non-designated derivatives	-	0.1	(0.1)	(0.2)

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	-	-	0.7	0.2
Pension contributions	0.1	0.2	0.9	1.0
Tax refunds and tax payments from affiliates	(0.1)	(0.2)	(0.6)	(0.2)
Other**	-	0.1	(0.6)	0.8
Operating-related cash flows	$2.9	$1.0	$(0.8)	$4.4

*
Adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables / payables and other liabilities" on our Sector Statement of Cash Flows.  These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows

**	Full Year 2010 includes Volvo cash flows